Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and the use of our report dated March 18, 2016 (except for the effects of the reverse stock split described in Note 14, as to which the date is May 6, 2016) in the Registration Statement (Form S-1 No. 333-210815) and related Prospectus of Gemphire Therapeutics Inc. dated June 13, 2016.

/s/ Ernst & Young LLP

Detroit, Michigan

August 1, 2016